Exhibit 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2015 Results

SUNNYVALE, CA -- (Marketwired - October 30, 2014) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2014.

The Company reported a net loss of $(950,000), or $(0.04) per diluted share, on net revenues of $13.3 million for the second quarter of fiscal 2015, compared to net income of $386,000, or $0.01 per diluted share, on net revenues of $15.5 million in the second quarter of fiscal 2014 and a net loss of $(1.5 million), or $(0.05) per diluted share, on net revenues of $12.9 million in the first quarter of fiscal 2015, ended June 30, 2014. Gross margin was 45.7% compared to 47.6% in the prior year period and 45.9% in the preceding first quarter.

Total operating expenses in the second quarter of fiscal 2015 were $7.1 million, down from $7.2 million in the second quarter of fiscal 2014 and $7.4 million in the preceding first quarter. Research and development expenses were $2.9 million, down from $3.0 million in the prior year period and down from $3.1 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were flat year-over-year at $4.2 million, and down slightly sequentially from $4.3 million in the preceding quarter.

Litigation-related expenses in the second quarter of fiscal 2015 were $1.5 million, down from $1.8 million in the previous quarter and $1.7 million in the same period a year ago. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in toward the higher end of the guidance that we had projected earlier in the second quarter and reflected continued slowness in the telecommunications and networking markets and continued weak sales in Asia. Second quarter gross margin remained strong at 45.7%, above our earlier estimate and well above our operating model, due to a favorable mix of higher margin products. As expected, we continued to incur substantial litigation-related expenses during the quarter, resulting in a net loss for the quarter, as our pending patent infringement litigation and antitrust lawsuit against Cypress continued. We continue to lead the SRAM segment with our innovative products, and we look forward to continued expansion into the low-latency DRAM space. Several key customers are continuing their evaluation of these products, and we expect shipment volumes to increase over the next several quarters as these key customers complete their evaluation and qualification processes."

Sales to Alcatel-Lucent were $3.2 million, or 24.0% of net revenues, during the second quarter, compared to $3.2 million, or 24.6% of net revenues, in the prior quarter and $3.2 million, or 20.4% of net revenues, in the same period a year ago. Second-quarter direct and indirect sales to Cisco Systems were $1.9 million, or 14.2% of net revenues, compared to $1.8 million, or 14.3% of net revenues, in the prior quarter, and $3.4 million, or 22.2% of net revenues, in the same period a year ago. Military/defense sales were 21.6% of shipments compared to 15.2% of shipments in the prior quarter and 12.3% of shipments in the comparable period a year ago. SigmaQuad sales were 38.1% of shipments compared to 43.0% in the prior quarter and 42.3% in the second quarter of fiscal 2014.

Second-quarter fiscal 2015 operating loss was $(1.0 million), compared to an operating loss of $(1.5 million) in the prior quarter and operating income of $241,000 a year ago. The second-quarter fiscal 2015 net loss included interest and other income of $112,000 and a tax provision of $21,000, compared to $85,000 in interest and other income and a tax benefit of $60,000 a year ago; in the preceding quarter, net loss included interest and other income of $71,000 and a tax provision of $48,000.

Total second-quarter pre-tax stock-based compensation expense was $571,000 compared to $573,000 in the prior quarter and $563,000 in the comparable quarter a year ago.

At September 30, 2014, the Company had $62.7 million in cash, cash equivalents and short-term investments, $19.0 million in long-term investments, $74.2 million in working capital, no debt, and stockholders' equity of $101.3 million. The reduction in the Company's balance of cash, cash equivalents and short-term investments from $84.0 million at June 30, 2014 was the result of the repurchase of shares of its common stock for $25.0 million in a modified "Dutch auction" tender offer completed in August 2014.

Outlook for Third Quarter of Fiscal 2015

We currently expect net revenues in the third quarter of fiscal 2015 to be in the range of $13.2 million to $14.2 million, with gross margin of approximately 43% to 45%.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2014 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 30, 2014. To listen to the teleconference, please call toll-free 888-364-3108 approximately 10 minutes prior to the above start time and provide Conference ID 6096932. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                Three Months Ended        Six Months Ended
                           ----------------------------  ------------------
                             Sept.               Sept.     Sept.     Sept.
                              30,    June 30,     30,       30,       30,
                             2014      2014      2013      2014      2013
                           --------  --------  --------  --------  --------

Net revenues               $ 13,263  $ 12,945  $ 15,542  $ 26,208  $ 31,954
Cost of goods sold            7,202     7,006     8,140    14,208    17,086
                           --------  --------  --------  --------  --------

Gross profit                  6,061     5,939     7,402    12,000    14,868
                           --------  --------  --------  --------  --------

Operating expenses:

  Research & development      2,946     3,073     2,951     6,019     5,948
  Selling, general and
   administrative             4,156     4,335     4,210     8,491     9,220
                           --------  --------  --------  --------  --------
    Total operating
     expenses                 7,102     7,408     7,161    14,510    15,168
                           --------  --------  --------  --------  --------

Operating income (loss)      (1,041)   (1,469)      241    (2,510)     (300)

Interest and other income,
 net                            112        71        85       183       196
                           --------  --------  --------  --------  --------

Income (loss) before
 income taxes                  (929)   (1,398)      326    (2,327)     (104)
Provision (benefit) for
 income taxes                    21        48       (60)       69       (49)
                           --------  --------  --------  --------  --------
Net income (loss)          $   (950) $ (1,446) $    386  $ (2,396) $    (55)
                           ========  ========  ========  ========  ========

Net income (loss) per
 share, basic              $  (0.04) $  (0.05) $   0.01  $  (0.09) $      -
Net income (loss) per
 share, diluted            $  (0.04) $  (0.05) $   0.01  $  (0.09) $      -

Weighted-average shares
 used in computing per
 share amounts:

Basic                        25,540    27,495    27,631    26,512    27,407
Diluted                      25,540    27,495    28,975    26,512    27,407

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                Three Months Ended        Six Months Ended
                           ----------------------------  ------------------
                             Sept.               Sept.     Sept.     Sept.
                              30,    June 30,     30,       30,       30,
                             2014      2014      2013      2014      2013
                           --------  --------  --------  --------  --------

Cost of goods sold         $    104  $     99  $    102  $    204  $    196
Research & development          248       242       232       489       490
Selling, general and
 administrative                 219       232       229       451       442
                           --------  --------  --------  --------  --------
                           $    571  $    573  $    563  $  1,144  $  1,128
                           ========  ========  ========  ========  ========

Litigation related expenses included in the Condensed
 Consolidated Statements of Operations:

                                Three Months Ended        Six Months Ended
                           ----------------------------  ------------------
                             Sept.               Sept.     Sept.     Sept.
                              30,    June 30,     30,       30,       30,
                             2014      2014      2013      2014      2013
                           --------  --------  --------  --------  --------

Selling, general and
 administrative            $  1,503  $  1,760  $  1,727  $  3,263  $  3,990

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                       Sept. 30,   March 31,
                                                         2014        2014
                                                      ----------  ----------
Cash and cash equivalents                             $   34,760  $   41,520
Short-term investments                                    27,971      39,412
Accounts receivable                                        7,830       8,238
Inventory                                                  9,240       8,185
Other current assets                                       5,471       5,152
Net property and equipment                                 9,006       9,683
Long-term investments                                     19,011      28,819
Other assets                                                 594         668
                                                      ----------  ----------
Total assets                                          $  113,883  $  141,677
                                                      ==========  ==========

Current liabilities                                   $   11,068  $   11,837
Long-term liabilities                                      1,492       1,462
Stockholders' equity                                     101,323     128,378
                                                      ----------  ----------
Total liabilities and stockholders' equity            $  113,883  $  141,677
                                                      ==========  ==========

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711